UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

NYMEX Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

Questions and Answers Regarding the Proposed Merger

Q1: Do I have to make an election with respect to all of my shares?

A: No. If you do not make an election, you will be deemed to have elected to receive all cash for your shares. HOWEVER, because CME Group is only required to pay approximately $3.4 billion in cash, it is possible that you may receive some stock if too many stockholders elect to receive cash or make no election.

Q2: Why am I not just receiving 70% stock and 30% cash, I thought that was the deal?

A: If you would like to receive 30% cash and 70% stock you should elect to receive cash with respect to 30% of the shares you own, and elect to receive stock with respect to 70% of the shares that you own. HOWEVER, if not enough stockholders elect cash, you may receive more cash and fewer shares than you would otherwise expect, and if too many stockholders elect cash, you may receive more shares and less cash than you would otherwise expect.

Q3: If I elect to receive all cash, how do I figure out how much cash I will receive per share?

A: Each share of NYMEX Holdings common stock will be entitled to receive $36 PLUS the product of the exchange ratio (.1323) times the average closing price of CME Group Class A common stock over the ten-day period ending on the 2nd full trading day prior to the effective time (the “CME Average Closing Price”). For example, if the CME Average Closing Price is $340, for each share of NYMEX Holdings common stock for which you elected cash, you would receive $80.98 or $36 + (.1323*$340). HOWEVER, CME is only required to pay approximately $3.4 billion in cash, so if too many stockholders elect cash, or do not make an election, then you will receive some shares of CME Group Class A common stock instead of some of the cash you would otherwise have received (as will all other stockholders who elected cash, or didn’t make an election).

Q4: If I elect to receive all stock, how do I figure out how much CME Group Class A common stock I will receive per share?

A: First, you figure out how much cash you would be entitled to if you elected to receive cash. Using the example above, you would be entitled to $80.98 per share of NYMEX Holdings common stock. Then you divide that number by the CME Average Closing Price, $340 in our example. $80.98/$340 equals 0.2382, so for each share of NYMEX Holdings common stock for which you elected to receive stock, you would receive 0.2382 shares of CME Group Class A common stock. HOWEVER, CME is paying at least approximately $3.4 billion of the overall consideration in cash, so if not enough stockholders elect to receive cash, or do not make an election, then you will receive cash instead of some of the shares you would otherwise receive.

Q5: What if I want to receive some cash and some stock?

A: If you want to receive a portion of your consideration in stock and a portion of your consideration in cash, you should elect to receive cash for some of your shares, and stock for other shares. For example, if you own 10,000 shares of NYMEX Holdings common stock, you can elect to receive cash with respect to 3,000 shares, and stock with respect to 7,000 shares. HOWEVER, if not enough stockholders elect to receive cash, you may receive more cash and fewer shares than you would otherwise expect, and if too many stockholders elect to receive cash, you may receive more shares and less cash than you would otherwise expect.

Q6: Why can’t I be guaranteed to receive all cash or all stock, whichever I elect? Why might I be prorated?

A: CME Group has agreed to pay approximately $3.4 billion of the aggregate consideration to be paid to NYMEX Holdings stockholders in cash. If too many stockholders elect to receive cash (or make no election), there won’t be enough cash to pay every stockholder who elects to receive cash the full consideration for each share they own in cash. In that event, each of those stockholders who elected to receive cash (or made no election) will receive a corresponding number of shares of CME Group Class A common stock per share of NYMEX Holdings common stock to replace some of the cash they would have otherwise received. On the other hand, if too few stockholders elect to receive cash (or make no election), then each of the stockholders who elected to receive stock will receive a corresponding amount of cash per share of NYMEX Holdings common stock to replace come of the stock they would have otherwise received.

Q7: What is the effective time?

A: The effective time of the merger is the day and time that the Certificate of Merger filed with the Secretary of State of the Delaware states that the merger will be effective. The effective time will occur on the date of the closing of the transaction.

Q8: What is the deadline to submit my vote for the proposals at the special meeting of stockholders of NYMEX Holdings and the special meeting of NYMEX Class A members?

A: As a holder of registered shares of NYMEX Holdings common stock or as the owner of a NYMEX Class A membership, you may submit your proxy vote by internet, telephone or mail by following the instructions on the proxy card(s) you received in the mail. If you vote your proxy over the Internet or by telephone, you must do so before

6:00 A.M., New York Time, on August 18, 2008. If you submit your vote by mail, you should vote early to ensure that your proxy card is received before the special meeting. In all cases, you should allow several days to ensure delivery. Given that the vote is less than one week away, we strongly recommend that you vote by telephone or Internet without further delay, rather than by mail, to ensure your vote is recorded promptly.

As a holder of shares held in street name, you may submit your proxy vote by internet, telephone or mail by following the instructions you received from your broker, bank or custodian. If you received your proxy materials from Broadridge Financial Solutions, Inc. and wish to vote over the Internet or by telephone, you must do so before 11:59 P.M. on August 17, 2008. If you submit your vote by mail, you should vote early to ensure that your proxy card is received before the special meeting. In all cases, you should allow several days to ensure delivery.

Q9: How do I elect to receive cash or stock consideration?

A: As a holder of registered shares, you must complete the Form of Election and Letter of Transmittal and deliver such election by either mail or overnight courier. If by mail, please send to Computershare Trust Company, N.A., Attention: Corporate Actions, P.O. Box 859208, Braintree, MA 02185-9208. If by overnight courier, please send to Computershare Trust Company, N.A., Attention: Corporate Actions, 161 Bay State Drive, Braintree, MA 02184.

As a holder of street shares, you must inform your broker, bank or custodian of your election pursuant to the instructions your broker, bank or custodian has provided. Please contact your broker, bank or custodian to ensure that you comply with the instructions it has provided.

Q10: When does my ability to make a cash or stock election expire?

A: Your right to make a cash or stock election will expire at 6:00 P.M., New York time, on August 20, 2008 (the “Election Deadline”), which is the second business day prior to the anticipated effective time of the Merger.

As a holder of registered shares, if Computershare Trust Company, N.A. (the “Exchange Agent”) has not RECEIVED a properly completed form of election and letter of transmittal from you at the Exchange Agent’s designated office by the Election Deadline, you will be deemed to have elected to receive all cash consideration. We recommend that you submit your election as soon as possible to ensure delivery by the Election Deadline.

As a holder of street shares, you must inform your broker, bank or custodian of your election pursuant to the instructions your broker, bank or custodian has provided. Please note that you may be required to submit your election to your broker, bank or custodian prior to the Election Deadline, so that your broker, bank or custodian can properly compile and submit to the Exchange Agent all elections by the Election Deadline. Please contact your broker, bank or custodian to ensure that you comply with the instructions it has provided.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 400 off-exchange energy contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Important Merger Information

In connection with the merger transaction involving CME Group and NYMEX Holdings, CME Group has filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) on July 21, 2008 containing a definitive joint proxy statement/prospectus (the “definitive joint proxy statement/prospectus”). CME Group, NYMEX Holdings and NYMEX mailed a supplement to the joint proxy statement/prospectus, dated August 7, 2008 (the “proxy supplement”) to the holders of CME Group Class A common stock and NYMEX Holdings common stock and to NYMEX Class A members. This notice is not a substitute for the definitive joint proxy statement/prospectus, the proxy supplement or any other documents CME Group and NYMEX Holdings have filed or will file with the SEC. Investors and security holders are urged to read the definitive joint proxy statement/prospectus, the proxy supplement and any other relevant documents filed or to be filed by CME Group or NYMEX Holdings because they contain or will contain important information about the proposed transaction. The definitive proxy statement/prospectus, the proxy supplement and other documents filed or to be filed by CME Group with the SEC are or will be available free of charge at the SEC’s Web site ( http://www.sec.gov/ ) or from CME Group Inc., Attention: Shareholder Relations, 20 S. Wacker Drive, Chicago, Illinois 60606, (312) 930-1000 or NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

CME Group and NYMEX Holdings and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from CME Group and NYMEX Holdings shareholders in respect of the proposed transaction. Information regarding CME Group and NYMEX Holdings’ directors and executive officers is available in their respective proxy statements for their 2008 annual meeting of stockholders. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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